UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

NovaCopper Inc.
(Exact name of registrant as specified in its charter)

British Columbia	001-35447	98-1006991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 2300, 200 Granville Street
Vancouver, British Columbia
Canada, V6C 1S4
(Address of principal executive offices, including zip code)

(604) 638-8088
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On December 31, 2012, Electrum Strategic Resources L.P. (“Electrum”) exercised the entirety of its 31,337,278 NovaGold Resources Inc. (“NovaGold”) share purchase warrants. Each NovaGold share purchase warrant allows the holder to purchase one NovaGold common share and one-sixth of a common share of NovaCopper Inc. (the “Company”) at an exercise price of CAD$1.479. By exercising all of its NovaGold share purchase warrants, Electrum has increased its direct holdings in the Company by 5,222,879 common shares to 13,261,579 common shares. The entire cash proceeds of this warrant exercise have been remitted to NovaGold.

The warrant exercise was made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. There was a single purchaser of stock in this transaction. The transaction involved the exercise of a contractual right held by the purchaser and did not result from any selling efforts by the Company. No underwriter or placement agent participated in, nor did we pay any commissions or fees to any underwriter or placement agent, in this transaction. Electrum had knowledge and experience in financial and business matters that allowed it to evaluate the merits and risks of the receipt of these securities.

Item 7.01	Regulation FD Disclosure

On January 2, 2013, the Company issued a press release entitled “NovaCopper’s Largest Shareholder Adds an Additional 5.2 million NovaCopper Shares Through Warrant Exercise.” The press release is attached hereto as Exhibit 99.1. The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press release of NovaCopper Inc. dated January 2, 2013 entitled “NovaCopper’s Largest Shareholder Adds an Additional 5.2 million NovaCopper Shares Through Warrant Exercise”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVACOPPER INC.

Dated: January 2, 2013	By:	/s/ Elaine Sanders
Elaine M. Sanders,Chief Financial Officer